UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
August 14, 2017
(Date of Earliest Event Reported)

Armstrong Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-191182	20-8015664
(Commission File Number)	(I.R.S. Employer Identification No.)
7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63105
(Address of principal executive offices)
Registrant’s telephone number, including area code: (314) 721-8202

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on July 16, 2017, Armstrong Energy, Inc. (the “Company”) and certain subsidiaries of the Company (the “Guarantors”) entered into a forbearance agreement (the “Forbearance Agreement”) with the holders (the “Supporting Holders”) of approximately $158 million in aggregate principal amount (representing approximately 79% of the outstanding principal amount) of the Company’s Senior Secured Notes due 2019 (the “Senior Secured Notes”) issued pursuant to the indenture (as amended, supplemented or modified from time to time, the “Indenture”), dated as of December 21, 2012, by and among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent thereunder.

On August 15, 2017, the Company and the Guarantors entered into a supplemental forbearance agreement (the “Supplemental Forbearance Agreement”) with the Supporting Holders. Pursuant to the Supplemental Forbearance Agreement, the Supporting Holders have agreed to forbear from exercising their rights and remedies under the Indenture or the related security documents until the earlier of (a) 12:01 a.m. New York City time on September 15, 2017 and (b) an Event of Termination (as defined in the Supplemental Forbearance Agreement) (the “Supplemental Forbearance Period”) with respect to the Company’s failure to make the June 15, 2017 interest payment on the Senior Secured Notes. Pursuant to the Supplemental Forbearance Agreement, the Supporting Holders have agreed to not deliver any notice or instruction to the Trustee directing the Trustee to exercise any of the rights and remedies under the Indenture or the related security documents with respect to the Company’s failure to make the June 15, 2017 interest payment during the Supplemental Forbearance Period. The Supporting Holders have also agreed to not transfer any ownership in the Senior Secured Notes held by any of the Supporting Holders during the Supplemental Forbearance Period other than to potential transferees currently party to or who agree in writing to be bound by the Supplemental Forbearance Agreement.

The foregoing description of the Supplemental Forbearance Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Supplemental Forbearance Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2017, Mr. Alan Boyko of FTI Consulting, Inc. (“FTI”), was appointed to serve as the Chief Restructuring Officer (“CRO”) of the Company pursuant to an engagement agreement with FTI. Under the agreement, Mr. Boyko will review the Company’s operating plan and budgets, providing feedback as appropriate, work with management and the Company’s other professionals on key stakeholder restructuring and related negotiations, advise the Company on operating plan, liquidity management, and restructuring alternatives, and perform all other duties normally associated with the position of a CRO. The CRO will report to the Company’s President and CEO during the engagement. The agreement between FTI and the Company may be terminated upon thirty (30) days’ written notice by either party.

Mr. Boyko will continue to be employed by FTI and will not receive any compensation directly from the Company. The Company shall compensate FTI at a rate of $840 per hour for Mr. Boyko's services. The foregoing description of certain terms and conditions of the agreement does not purport to be complete and is qualified in its entirety by the full text of the agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Mr. Boyko has more than 10 years of experience in corporate restructuring, providing advisory services primarily on the company-side and also to creditor constituencies. He has been involved in matters including complex financial modeling, short- and long-term liquidity forecasting and cash management components, development and assessment of business plans, bankruptcy preparation and contingency planning, and development of cost savings initiatives plans.

Mr. Boyko has most recently been deeply involved in the initialization of the Global Mining Advisory Practice at FTI. In addition to mining, Mr. Boyko’s industry experience includes automotive, real estate, financial services, food and beverage, and manufacturing. Mr. Boyko has been involved with many large engagements, including leadership roles in the bankruptcy cases of Arch Coal, American Gilsonite and AFA Foods. Other representative clients include Chrysler, Chrysler Financial, Consol Energy, NewPage Paper (which was acquired by Verso Corporation), 21st Century Oncology, Residential Capital, a large mortgage servicing company and numerous small- to mid-cap mining companies.

Mr. Boyko has no family relationships with any executive officers or directors of the Company, or persons nominated or chosen by the Company to become directors or executive officers. Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description
10.1	First Supplemental Forbearance Agreement, dated as of August 15, 2017, by and among the Company, the Guarantors and the Supporting Holders.
10.2	Chief Restructuring Officer Engagement Letter, dated as of August 14, 2017, by and among the Company and FTI Consulting, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG ENERGY, INC.

Dated: August 17, 2017	By:	/s/ Jeffrey F. Winnick
Jeffrey F. Winnick
Vice President and Chief Financial Officer